Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298860

PROSPECTUS

OPTIMUMBANK HOLDINGS, INC.

Offer to exchange

Up to $35,000,000 aggregate principal amount of

7.50% Fixed-to-Floating Rate Subordinated Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding unregistered

7.50% Fixed-to-Floating Rate Subordinated Notes due 2036

OptimumBank Holdings, Inc. hereby offers, upon the terms and subject to the conditions set forth in this prospectus, to exchange any and all of its outstanding unregistered 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Old Notes”) for an equal principal amount of its registered 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “New Notes”) (the “exchange offer”). The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes. We are offering the New Notes pursuant to a registration rights agreement that we entered into with the initial purchasers of the Old Notes in connection with the issuance of the Old Notes.

Material Terms of the Exchange Offer:

The exchange offer will expire at 5:00 p.m., New York City time, on October 30, 2026, unless extended (the “Expiration Time”).

●	Upon consummation of the exchange offer, all Old Notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the New Notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

●	You may withdraw tenders of Old Notes at any time prior to the Expiration Time.

●	The exchange offer is subject to certain customary conditions described in this prospectus, but is not conditioned upon the tender of any minimum principal amount of Old Notes.

●	The exchange of your Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

●	We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.

●	There is no existing public market for the Old Notes and the New Notes will be a new issue of securities for which no public market currently exists. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to list the New Notes on any national securities exchange or seek their quotation on any automated quotation system.

●	See “The Exchange Offer” appearing elsewhere in this prospectus for information on how to exchange your Old Notes for New Notes.

●	Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for the 180-day period following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

For a description of risks that you should consider in determining whether to participate in the exchange offer, see “Risk Factors” beginning on page 12 of this prospectus, and in the other reports filed by us with the U.S. Securities and Exchange Commission (the “SEC”) and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 21, 2026.

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THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or represent anything about us, our financial results or this offering that is not contained or incorporated by reference in this prospectus. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state or other jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate on any date other than the date set forth on the front of this prospectus or the date of the document incorporated by reference, even though this prospectus may be delivered or securities may be sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Unless this prospectus otherwise indicates or the context otherwise requires, the terms “Optimum,” the “Company,” “we,” “our” and “us” refer to OptimumBank Holdings, Inc. and its subsidiaries. References in this prospectus to the “Bank” refer to OptimumBank, a state-chartered bank and wholly-owned subsidiary of the Company.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. In order to ensure timely delivery of this information, you must request the information no later than five business days before the date on which the exchange offer expires. Therefore, you must request the information on or before October 23, 2026, or if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date. You may make such a request by contacting us at:

OptimumBank Holdings, Inc.

2929 East Commercial Boulevard, Suite 303

Ft. Lauderdale, Florida 33308

(954) 900-2800

Attention: Corporate Secretary

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Such forward-looking statements may concern matters such as our financial condition, results of operations, and business of our Company. These statements are not historical facts and include expressions concerning the future that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:

●	general economic conditions, either nationally or regionally, that are less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;
●	changes in the interest rate environment that reduce margins;
●	competitive pressure in the banking industry that increases significantly;
●	changes that occur in the regulatory environment; and
●	changes that occur in business conditions and the rate of inflation.

When used in this prospectus, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” as well as similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

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SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus, and may not contain all of the information that is important to you. You should read this prospectus in its entirety, including the information set forth under “Risk Factors” and the documents incorporated by reference in this prospectus, before making any investment decision.

Our Company

OptimumBank Holdings, Inc. is a Florida corporation (the “Company”) formed in 2004. The Company is registered as a financial holding company and is the parent bank holding company of OptimumBank (the “Bank”). The Company also owns OptimumHUD Loans, LLC (d/b/a OptimumFunding, LLC) and OptimumFinance, LLC.

The Bank is a Florida state-chartered bank established in 2000, with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers a variety of commercial banking services to individual and corporate customers through its headquarters and two branch offices located in Broward County, and one branch office in Miami Dade County, Florida.

The Company is subject to the supervision and regulation of The Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to the supervision and regulation of the State of Florida Office of Financial Regulation (“OFR”) and the FDIC. The Bank is a member of the Federal Home Loan Bank of Atlanta.

At June 30, 2026, the Company had total assets of $1.40 billion, net loans of $1.20 billion, total deposits of $1.21 billion and stockholders’ equity of $134.38 million. During the first half of 2026, the Company had net income of $11.32 million. During the first six months of 2025, the Company had net income of $7.47 million.

Our strategic plan is focused on generating sustainable long-term growth through the expansion of full-service banking relationships, growth in earning assets, core transaction deposits, treasury management fee income, and disciplined expense management. We continue to expand our presence throughout South Florida while selectively pursuing specialized lines of business through OptimumFunding, LLC and OptimumFinance, LLC that complement our relationship-based banking model and leverage the Company’s existing expertise.

We believe long-term client relationships are built by delivering personalized financial solutions that meet the evolving needs of business owners and individuals. Our approach is centered on providing responsive, relationship-driven service supported by experienced bankers, modern technology, and tailored financial solutions. We believe this strategy strengthens client relationships, promotes customer retention, and supports profitable growth that enhances long-term shareholder value.

Our primary focus remains developing full-service banking relationships with business customers throughout Florida, and selected markets across the United States. We believe a strong and diversified core deposit base provides the foundation for continued loan growth and supports our ability to capitalize on opportunities within South Florida’s commercial real estate market and our specialized industry verticals, including skilled nursing facilities and merchant cash advance providers. We continue to invest in experienced banking professionals, treasury management capabilities, and enhancements to our technology platform, including upgrades to our core banking system and digital banking applications. These investments are intended to enhance the client experience while allowing us to continue delivering personalized service, improve operating efficiency, expand relationships with local small businesses, diversify our customer base and balance sheet, and increase utilization of our branch network.

In early 2026, the Company formed OptimumFinance LLC, a wholly owned non-bank financing subsidiary, to expand the Company’s commercial real estate lending capabilities through flexible bridge and transitional financing solutions. OptimumFinance, LLC enables the Company to provide short-term financing for the acquisition and repositioning of commercial real estate while supporting clients through the transition to permanent financing, further strengthening our ability to serve customers throughout the life cycle of their financing needs.

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In late 2025, the Company formed OptimumHUD Loans, LLC (d/b/a OptimumFunding, LLC), also a wholly owned non-bank subsidiary. Upon commencement of operations, the subsidiary is expected to provide specialized financing solutions, bridge-to Housing and Urban Development (“HUD”) financing, Federal Housing Administration (“FHA”) and HUD loan originations, and financing for acquisitions, refinancing, and repositioning of multifamily and healthcare properties. The platform is expected to build upon the Company’s established lending relationships and sector expertise while expanding our ability to serve clients in the skilled nursing, senior housing, and multifamily sectors.

The Company’s common stock is listed on the NYSE American under the symbol, “OPHC.” Our principal executive office is located at 2929 East Commercial Boulevard, Suite 303, Ft. Lauderdale, Florida 33308. Our telephone number is (954) 900-2800. Our website address is located at www.optimumbank.com. Information on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please see “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and “Description of the New Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$35,000,000 in aggregate principal amount of 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036.

New Notes	Up to $35,000,000 in aggregate principal amount of 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 that have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes bear different CUSIP numbers from the Old Notes; (3) the New Notes are generally not subject to transfer restrictions; (4) holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and (5) because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer	We are offering to exchange the New Notes for an equal principal amount of Old Notes. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange the Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of the New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 30, 2026, unless extended.

Withdrawal Rights	Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered Old Notes to be effective, the exchange agent must receive, on or prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated notice of withdrawal, transmitted by The Depository Trust Company (“DTC”) on your behalf in accordance with the appropriate procedures of DTC’s “Automated Tender Offer Program,” or ATOP. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”

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Procedures for Tendering Old Notes	For Old Notes that are represented by global book-entry notes, the DTC, as depositary, or its nominee is treated as the registered holder of such Old Notes and will be the only entity that can tender such Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering such Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

For Old Notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of such Old Note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent.”

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making several important representations to us. See “The Exchange Offer—Eligibility; Transferability.”

Certain U.S. Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally will not be treated as a taxable event for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights	Under the terms of our registration rights agreement with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy our obligations to the holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

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Transferability	Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

●	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

●	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

●	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in and do not intend to engage in, nor is any such person engaged in or intending to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without complying with the registration and prospectus delivery requirements of the Securities Act under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. See “Risk Factors—Risks Related to the Exchange Offer.”

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the applicable indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will be subject to the restrictions on transfer described in the Old Notes, and you will generally not be able to offer, sell, pledge or otherwise transfer the Old Notes, except to us or to any of our subsidiaries, under a registration statement that has been declared effective under the Securities Act or under an exemption from the requirements of the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

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Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes because of the exchange offer.

Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	UMB Bank National Association is serving as the exchange agent for the exchange offer. See “The Exchange Offer—Exchange Agent” for the address, telephone number and email address of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer, the New Notes bear different CUSIP numbers from the Old Notes, the New Notes are generally not subject to transfer restrictions, holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes, and because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued (the “indenture”). Please see “Description of the New Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	OptimumBank Holdings, Inc.

Securities Offered	7.50% Fixed-to-Floating Rate Subordinated Notes due 2036.

Aggregate Principal Amount	Up to $35,000,000.

Maturity Date	September 1, 2036, unless previously redeemed.

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Form and Denomination	The New Notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed Rate Period	From, and including, August 19, 2026 to, but excluding, September 1, 2031, unless redeemed prior to such date, the New Notes will bear interest at a rate of 7.50% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2027.

Interest Rate and Interest Rate Payment Dates During Floating Rate Period	From, and including, September 1, 2031 to, but excluding, September 1, 2036, unless earlier redeemed (such period, the “floating rate period”), the New Notes will bear an interest at an annual floating rate, reset quarterly, equal to the benchmark rate (which is expected to be the then-current Three-Month Term SOFR), plus 340 basis points, or such other rate as determined pursuant to the indenture, payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year to but excluding September 1, 2036 or earlier redemption date. If Three-Month Term SOFR (or other applicable floating interest rate) is less than zero, then Three-Month Term SOFR (or other such applicable floating interest rate) shall be deemed to be zero.

For each interest period during the Floating Rate Period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes—Principal, Maturity and Interest”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date each as defined under “Description of the New Notes—Definitions Relating to the Determination of the Floating Interest Rate”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes New Notes Definitions Relating to the Determination of the Floating Interest Rate”) plus 340 basis points.

30-day month/360-day year to but excluding September 1, 2031, and thereafter, a 360-day year and the number of days actually elapsed.

Day Count Convention	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.

Record Dates	The New Notes will be our general unsecured, subordinated obligations and:

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Subordination; Ranking	●	will rank subordinate and junior in right of payment to all of our existing and future “senior indebtedness” (as defined below);

	●	will rank equally in right of payment and upon our liquidation with our existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;

	●	will rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and

●	will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of OptimumBank and our other current and future subsidiaries, including without limitation, OptimumBank’s liabilities to depositors in connection with the deposits in OptimumBank, as well as to its subsidiary’s liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

●	will rank subordinate and junior in right of payment to all of our existing and future “senior indebtedness” (as defined below);

●	will rank equally in right of payment and upon our liquidation with our existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;

●

will rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and

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●

will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of OptimumBank and our other current and future subsidiaries, including without limitation, OptimumBank’s liabilities to depositors in connection with the deposits in OptimumBank, as well as to its subsidiary’s liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

See “Description of the New Notes.”

Optional Redemption		We may, at our option, redeem the New Notes (i) in whole or in part beginning with the interest payment date of September 1, 2031, and on any interest payment date thereafter and (ii) in whole, but not in part, upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event (each as defined below in “Description of the Notes New Notes—Redemption”).

Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. Any redemption of the New Notes will be subject to the receipt of approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent such approval is then required.

If all or any portion of the New Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the maturity date of the New Notes, the Company will immediately notify the trustee and the holders thereof, and thereafter the Company and the holders will work together in good faith, subject to the terms of the New Notes, to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the New Notes to qualify as Tier 2 Capital; provided, however, that the foregoing shall not limit the Company’s right to redeem the New Notes pursuant to the terms of the New Notes and the indenture, including upon the occurrence of a Tier 2 Capital Event.

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The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.

No Limitations on Indebtedness	The indenture governing the New Notes and the terms of the New Notes do not contain any covenants limiting or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including OptimumBank.

Limited Indenture Covenants	The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon an event of default).

Listing; No Public Market

The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors	See “Risk Factors” beginning on page 12 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	UMB Bank National Association, or successor if replaced in accordance with the applicable provisions of the indenture.

Governing Law	The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

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RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section in this prospectus.

Risk Factors Related to Our Business

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta or the Board of Governors of the Federal Reserve System may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. Our inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of investment securities or loans, and other sources could negatively affect our liquidity or result in increased funding costs. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Changes in interest rates affect our profitability and assets.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets, such as loans and investment securities, and expenses on interest-bearing liabilities, such as deposits and borrowings. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control including inflation, economic recession, unemployment, money supply, domestic and international events, and changes in the United States and other financial markets.

At December 31, 2025, and at June 30, 2026, our one-year interest rate sensitivity position was modestly liability sensitive, such that a gradual decrease in interest rates during the next twelve months would have a positive impact on our net interest income. Our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining; or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

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Loss of deposits or a change in deposit mix could increase our funding costs and adversely affect our performance.

Deposits are a low cost and stable source of funding. We compete with banks and other financial institutions for deposits and as a result, the Company could lose deposits in the future, clients may shift their deposits into higher cost products, or the Company may need to raise interest rates to avoid deposit attrition. Funding costs may also increase if deposits lost are replaced with wholesale funding. Higher funding costs reduce our net interest margin, net interest income, and net income. Should we experience any of these events, we may need to rely on higher cost wholesale funding, which would adversely affect our financial performance and net income.

Our operations are growing at a rapid pace and our training programs and operational protocols may lag behind our growth.

Our branch network and treasury management operations are expanding at a rapid pace. As a result, we may not be able to provide comprehensive or timely training to staff.

We may also not develop appropriate operational protocols as we expand our products and services. If we fail to do so, our employees may not have a set of standards and expectations pursuant to which they perform their assigned duties. If we are not able to fully and promptly provide training to our employees, or develop appropriate protocols, our employees may be susceptible to mistakes, fail to recognize fraud or other weaknesses in our operations, or fail to recognize or mitigate other risks.

Changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans.

Our success depends to a significant extent upon local and national economic and political conditions, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, fiscal and monetary policy, an increasing federal government budget deficit, slowing gross domestic product, tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars, and other factors beyond our control may adversely affect our deposit levels and composition, the quality of investment securities available for purchase, demand for loans, the ability of our borrowers to repay their loans, and the value of the collateral securing loans. Recent political developments in Russia, Ukraine, the Middle East, and South America may result in substantial changes in economic and political conditions for the U.S. and the remainder of the world. Disruptions in U.S. and global financial markets, and changes in oil production and supply in those or other areas, also affect the economy and stock prices in the U.S., which can affect our earnings, capital, as well as the ability of our customers to repay loans.

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We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

We rely on client deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow our core deposit base. Our retention and acquisition of customer deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, client perceptions of our financial health and general reputation, or a loss of confidence by clients in us or the banking sector generally. Such factors could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current client deposits or attract additional deposits. Additionally, any such loss of funds could result in lower loan originations or the need to sell investment securities at a loss, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our management team and any of their departure, or subsequent employment with a competitor could adversely affect our operations.

Our growth and development are particularly dependent upon the personal efforts and abilities of our executive officers and other qualified personnel. The loss or unavailability of such officers or employees could have a material adverse effect on our operations and prospects. Such adverse effect may be magnified if any such officer or employee were to become employed with a competitor of ours.

We may engage in transactions with our directors and their related interests, which creates the potential for conflicts of interest.

From time to time, in the ordinary course of business, the Company has entered into transactions with certain members of its Board of Directors for various professional and other services. Such insider transactions present reputational and corporate governance risks to Optimum and the Bank. Insider transactions often draw the scrutiny of regulators and shareholders. If they were to identify terms of the transactions, or aspects of the process through which we entered into them, that they deemed to be inappropriately unfavorable to Optimum or the Bank, such regulators or shareholders might take enforcement or legal action against us. Similarly, insider transactions may present an opportunity for taking advantage of Optimum or the Bank. If any such events were to occur, Optimum and the Bank may incur expenses or become engaged in time consuming enforcement or legal processes that could negatively affect our performance.

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Our Internet-based systems and online commerce activities are subject to security threats that could adversely affect our business.

Third party, or internal, systems and networks may fail to operate properly or become disabled due to deliberate attacks or unintentional events. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, denial of service attacks, unauthorized access, and other unforeseen events. Undiscovered data corruption could render our customer information inaccurate. These events may obstruct our ability to provide services, underwrite loans, and process transactions. Any such incident could put confidential customer information at risk, which may result in significant liability to us, subject us to additional regulatory scrutiny, damage our reputation, result in a loss of customers, cause us to incur significant expense to remediate any damage and inhibit current and potential customers from using our online banking services, any or all of which could have a material adverse effect on our results of operations and financial condition.

A failure or breach, including cyberattacks, of our computer systems or other technologies could disrupt our business, result in the disclosure of confidential information, and create significant financial and legal exposure.

There is no assurance that our computer systems and other technologies will provide absolute security. In the case of a failure or breach of such systems, their functionality may be disabled. In addition, the confidentiality and integrity of our and our clients’ information may be compromised. Further, to access our products and services, our clients may use computers and mobile devices that are beyond our security systems. Our clients’ or our websites or systems may be subject to attacks intended to obtain unauthorized access to confidential information, destroy data, or disable or sabotage services, often through the introduction of computer viruses or malware, cyberattacks, and other means.

Furthermore, the methods of cyberattacks change frequently and may not be recognized until or after launch. Therefore, we may not be able to anticipate or implement effective preventive measures against all possible security breaches. Any successful cyberattack or other security breach may result in the misappropriation, loss, or other unauthorized disclosure of confidential customer information. Such an event may also compromise our ability to function and could severely damage our reputation, erode confidence in the security of our systems, products, and services, expose us to the risk of litigation and liability, and disrupt our operations. Any successful cyberattack may subject us to regulatory investigations, litigation or enforcement, or require the payment of regulatory penalties or require us to undertake costly remediation efforts. All or any of these could adversely affect our business, financial condition, or results of operations and damage our reputation.

Changes in business and economic conditions, in particular those of the Florida markets in which we operate, could lead to lower asset quality and decreased earnings.

Unlike larger national or regional banks that are more geographically diversified, our business and earnings are closely tied to general business and economic conditions in our market area. The local economy is heavily influenced by tourism, real estate, and other service-based industries. Factors that could affect the local economy include declines in tourism, higher energy costs, reduced consumer or corporate spending, natural disasters or adverse weather and a significant decline in real estate values. A sustained economic downturn could adversely affect the quality of our assets, credit losses, and the demand for our products and services, which could lead to lower revenue and lower earnings.

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Most expansion activities require approval of our regulators, which we may not be able to obtain, or that may impose conditions that we find to be unacceptable.

Branch openings, and other expansion activities, generally require the approval of our regulators. We may not be able to obtain such approvals if our regulators do not believe we are financially or managerially strong enough to integrate or manage such activities. In addition, our regulators consider our capital, liquidity, profitability, regulatory compliance, including with the Community Reinvestment Act and the Bank Secrecy Act, and levels of goodwill and intangibles when considering acquisition and expansion proposals. Our regulators may also impose conditions in approvals that we find to be unacceptable, prohibitive, or otherwise undesirable. In any of those instances, we may be unable or unwilling to consummate a transaction or undertake an expansionary activity.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties and have negative effects on our business.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act, and other fair lending laws and regulations impose obligations and nondiscriminatory lending requirements on financial institutions. The banking regulators and the U.S. Department of Justice are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on branch expansion, merger and acquisition activity, and restrictions on entering new business lines. Private parties may also have the ability to challenge our performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

We may be required to make increases in our credit loss reserve and to charge off loans in the future, which could adversely affect our results of operations.

The determination of the appropriate level of the credit loss reserve involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks, which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors within and outside of our control, may require an increase in the credit loss reserve. In addition, our regulators periodically review our credit loss reserve and may request an increase in the provision for credit losses or the recognition of loan charge-offs, based on judgments different than those of management. Furthermore, the Financial Accounting Standards Board has issued a current expected credit loss rule, which requires us to record, at the time of origination, credit losses expected throughout the life of loans, held-to-maturity investment securities, and certain other assets and off-balance sheet credit exposures as opposed to the prior practice of recording losses when it is probable that a loss event has occurred. Also, if charge-offs in future periods exceed the allowance, we will need additional provisions to increase the allowance, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

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If real estate values in our markets decline, we could experience losses upon foreclosure of the loan or sale of the real estate.

A material portion of our loan portfolio consists of mortgages secured by real estate located in Broward, Miami-Dade, and Palm Beach Counties, Florida. Real estate values in our market may decline due to changes in national, regional or local economic conditions; fluctuations in interest rates and the availability of loans to potential purchasers; changes in the tax laws and other governmental statutes, regulations and policies; and acts of nature. If real estate values decline in our market, the value of the real estate collateral securing our loans will likely be reduced. Any reduction in the value of the collateral securing our loans could reduce the amount of money we could realize on the sale of any collateral and thereby adversely affect our financial performance.

Hurricanes or other adverse weather events, as well as climate change, could negatively affect our local economies or disrupt our operations, which could have an adverse effect on our business and results of operations.

Our market areas in Florida are susceptible to hurricanes, tropical storms, and related flooding and wind damage. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where we operate. Such weather events could result in a decline in loan originations, a decline in the value, or destruction of properties securing our loans and an increase in delinquencies, foreclosures, or credit losses. Our business and results of operations may be adversely affected by these and other negative effects of future hurricanes, tropical storms, related flooding and wind damage and other similar weather events. Climate change may be increasing the severity and frequency of adverse weather conditions, making the impact from these types of natural disasters on us or customers worse.

Further, concerns over the long-term impacts of climate change have led and may continue to lead to governmental efforts around the world to mitigate those impacts. Investors, consumers, and businesses also may change their behavior on their own as a result of these concerns. The State of Florida could be disproportionately impacted by long-term climate changes. We and our customers may face cost increases, asset value reductions, and changes in supply or demand for products and services resulting from new laws, regulations, and changing consumer and investor preferences regarding responses to climate change.

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The Florida property insurance market is in crisis and our borrowers may have difficulty obtaining insurance, at reasonable rates or at all, on properties securing our loans, which may adversely affect the value of our collateral, the performance of our loan portfolio, and our ability to make loans secured by real estate.

Florida is susceptible to hurricanes, tropical storms, tornadoes, and related flooding and wind damage, and other similar weather events. Such events can disrupt operations, result in damage to properties and negatively affect the local economies in our markets. As a result of the potential for such weather events, many of our customers have incurred significantly higher insurance premiums, and if rates continue to increase or carriers leave certain markets or limit their participation in such markets, may become unable to secure insurance at all, on their properties. Such difficulties currently exist primarily with respect to wind hazard coverage. Widespread inability to obtain insurance coverages may adversely affect real estate sales and values in our markets and leave our borrowers without funds to repay their loans in the event of destructive weather events. Such events could result in a decline in loan originations, a decline in the value or destruction of properties securing loans, and a decrease in credit quality. Because a substantial portion of our net loan portfolio is secured by real estate located within Florida, rate increases or borrowers’ inability to obtain insurance, could negatively impact our credit quality or ability to make loans, and, therefore, our business and results of operations.

Public health emergencies could hurt our business.

The COVID pandemic and the governmental and public response disrupted day-to-day life and the normal functioning of the domestic and global economy. Future developments or new emergencies will be highly uncertain and cannot be predicted, including the effectiveness of remote working arrangements, third party providers’ abilities to continue to support our and our customer’s operations, and any further actions taken by governmental authorities and other third parties. Accordingly, public health crises could materially and adversely affect our business, operations, operating results, financial condition, liquidity or capital levels. Further, it is impossible to effectively predict future events relative to the nature, duration, or severity of recent events. Therefore, we cannot provide guidance as to the effect a global pandemic or other health crises may have on us, Florida, the remainder of the U.S., or the global economy.

Our real estate loan portfolios are exposed if weakness in the Florida real estate market or general economy arises.

A material portion of our loan portfolio is secured by commercial real estate, and residential, multi-family, and land and construction real estate collateral located within Florida, Florida has historically experienced deeper recessions and more dramatic slowdowns in economic activity than other states and a decline in real estate values in Florida can be significantly larger than the national average. Declines in home prices and the volume of home sales in Florida, along with the reduced availability of certain types of mortgage credit, can result in increases in delinquencies and losses in our portfolios of home equity lines and loans, and commercial loans related to residential real estate acquisition, construction and development. Declines in home prices coupled with high or increased unemployment levels or increased interest rates can cause losses which adversely affect our earnings and financial condition, including our capital and liquidity.

We are subject to lending concentration risk.

Our loan portfolio contains certain industry and collateral concentrations including, but not limited to, commercial real estate generally and loans to skilled nursing facilities, specifically. Due to the exposure in these concentrations, disruptions in markets, economic conditions, changes in laws or regulations or other events could cause a significant impact on the ability of borrowers to repay and may have a material adverse effect on our business, financial condition and results of operations.

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A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolios are secured by real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. According to Oxford Economics, Florida remains one of our strongest performing states for medium-term gross domestic product, job, and population growth and construction continues to meet growing demand. However, Oxford Economics cautions that the state’s high exposure to hurricanes and flooding has made insurance expensive and forced out some providers. We cannot assure investors that our local markets will continue to demonstrate such strong performance or not experience another economic decline or more significant issues within the insurance market. A degradation of these factors may have a greater negative effect on our earnings and capital than on the earnings and capital of other financial institutions whose real estate loan portfolios are more geographically diverse. Any weakening of the real estate or insurance markets may increase the likelihood of default of these loans, which could negatively impact our loan portfolio’s performance and asset quality. Such a determination may lead to an additional increase in our allowance for credit losses, which could also adversely affect our business, financial condition, and results of operations.

We have a large concentration of commercial real estate loans, which present significant risks that could negatively impact our ability to collect on such loans should property values decrease or the businesses occupying such real estate encounter problems.

Our commercial real estate loans constituted the largest portion of our loan portfolio. Commercial real estate loans generally carry larger loan balances and can involve a greater degree of financial and credit risk than other loans. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans.

Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flows from the project are reduced, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

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Our regulators are focused on commercial real estate lending, which could result in increased regulatory involvement in our business activities.

Banking regulators give greater scrutiny to lenders with a high concentration of commercial real estate loans in their portfolios, and such lenders are expected to implement stricter underwriting, internal controls, risk management policies and portfolio stress testing, as well as maintain higher capital levels and loss allowances. Concentrations in commercial real estate are monitored by regulatory agencies and subject to especially heightened scrutiny both on a public and confidential basis. To date, our regulators have not required us to maintain elevated levels of capital or liquidity due to commercial real estate loan concentrations. However, they could do so, especially if there is a downturn in our local real estate markets.

Our loans to skilled nursing facilities are dependent on their successful operation, the performance and financial capacity of their owners and operators, reimbursement from third parties, and other risks.

A material portion of our net loan portfolio was to owners and/or operators of skilled nursing facilities and were secured by such facilities. Therefore, we are exposed to various risks with respect to such loans. Significantly, such facilities face competition for patients and residents from other properties in the same or similar markets, which may affect their ability to attract and retain tenants and operators or may otherwise reduce their ability to make loan payments. If the facilities are unable to attract and retain profitable tenants and operators, their business, financial position, or results of operations could be materially adversely affected and our borrowers who own and operate such facilities may be unable to repay our loans.

Further, compliance with long-term healthcare industry regulations is labor intensive and expensive. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. If our skilled nursing facility borrowers fail to comply with such regulation, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant changes to their operations. If such events were to occur, the ability of our borrowers or their tenants to operate their facilities profitably, with sufficient cash flow to repay their loans could be materially and adversely affected.

Other related risks include, but are not limited to, occupancy and private pay rates, labor availability, economic conditions, federal, state, local, and industry-regulated licensure, certification and inspection laws, regulations, and standards, the availability and increases in cost of general and professional liability insurance coverage, and lawsuits and other legal proceedings arising out of alleged actions by the owners or operations of such facilities. Should the operators or owners of these facilities encounter difficulty avoiding or mitigating the adverse impacts of these items could result in our borrowers being unable to pay their loans as agreed or in material reduction to the value of our collateral.

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Our borrowers or their tenants may also experience a reduction in reimbursement rates or practices from or by third-party payors, including insurance companies and Medicare and Medicaid, which would result in a reduction in our borrowers’ revenues. Although moderate reimbursement rate reductions may not affect our borrowers’ ability to meet their financial obligations to us, significant limits on reimbursement rates or on the services reimbursed could have a material adverse effect on their business, financial position or results of operations, which could materially adversely affect their ability to meet their financial obligations to us.

Our use of appraisals in deciding whether to make a loan secured by real property or how to value the loan in the future may not accurately describe the net value of the collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may fluctuate over relatively short periods of time, especially in times of heightened economic uncertainty, this estimate might not accurately describe the net value of the collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. In addition, we rely on appraisals and other valuations to establish the value of foreclosed real estate and to determine certain loan impairments. If any of these valuations are inaccurate, our consolidated financial statements may not reflect the correct value of our foreclosed upon real estate, and our credit loss reserve may not accurately reflect loan impairments. Inaccurate valuations of properties could materially adversely affect our business, results of operations and financial condition.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes, as well as continued consolidation. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Our success depends on our ability to compete successfully in our market area, and there is no guarantee that we will be able to do so.

We may face risks with respect to future expansion.

We may consider and enter into new lines of business or offer new products or services. We may acquire all or parts of other institutions and we may engage in additional de novo branch expansion. Expansion involves a number of risks, including the costs associated with identifying and evaluating potential acquisitions and merger partners, inaccurate estimates and judgments regarding credit, operations, management and market risks of the target institution, our ability to finance expansion, possible dilution to our existing shareholders, the diversion of our management’s attention to the negotiation of a transaction, the integration of the operations and personnel of combining businesses, and the possibility of unknown or contingent liabilities.

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We may need additional capital in the future, but such capital may not be available when needed.

We may need to obtain additional debt or equity financing to fund future growth and meet our capital needs. We cannot guarantee that such financing will be available to us on acceptable terms or at all. If our financial performance is unsatisfactory or if negative economic events or disruptions in the capital markets occur, it may not be possible for us to find sources of sufficient capital for our business operations. If we are unable to obtain future financing, we may not have the resources available to fund our planned growth.

We are subject to government regulation and monetary policy that could constrain our growth and profitability.

We are subject to extensive federal government supervision and regulations that impose substantial limitations with respect to lending activities, purchases of investment securities, the payment of dividends, and many other aspects of our business. Many of these regulations are intended to protect depositors, the public, and the FDIC, but not our shareholders. The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain activities. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies. Federal economic and monetary policy may also affect our ability to attract deposits, make loans, and achieve our planned operating results. New laws and regulations may increase costs of regulatory compliance. Further, additional legislation and regulations that could significantly affect our power and authority, and operations may be enacted or adopted in the future which could have a material adverse effect on our financial condition and results of operations.

Legislation and regulatory proposals enacted in response to market and economic conditions may materially adversely affect our business and results of operations.

Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for our competitors. For example, the Dodd-Frank Act in particular represented a significant overhaul of many aspects of the regulation of the financial services industry, some of which have yet to be implemented. In addition, because regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal or state regulation of financial institutions may change in the future and impact our operations. Recent and forthcoming changes to banking regulations may impact the profitability of our business activities, require changes to some of our business practices, or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. It may also require us to hold higher levels of regulatory capital and/or liquidity and it may cause us to adjust our business strategy and limit our future business opportunities. We cannot predict the effects of future legislation and new or revised regulations on us, our competitors, or on the financial markets and economy, although they may significantly increase costs and impede the efficiency of our internal business processes.

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Inflation could negatively impact our business and our profitability.

Significant or prolonged inflation may impact our profitability by negatively impacting our fixed costs and expenses, including increasing funding costs and executive and other employee compensation expense, and negatively impacting the demand for banking products and services. Additionally, inflation may lead to a decrease in client purchasing power and negatively affect the need or demand for loans or deposit accounts. If significant inflation continues, our business could also be negatively affected by, among other things, increased loan default and losses. If we experience such effects of inflation, our results of operations could suffer.

An economic downturn could have a material adverse effect on our capital, financial condition, results of operations, and future growth.

We monitor market conditions and economic factors throughout, and beyond, our geographic markets. If economic conditions were to worsen nationally, regionally, or locally, we could experience a decline in credit quality and loan and deposit demand. Such declines could negatively affect our business and have a material adverse effect on our capital, financial condition, results of operations, and future growth. In addition, international economic and political uncertainty could impact the U.S. financial markets by potentially suppressing stock prices, including ours, and adding to overall market volatility, which could adversely affect our business. The effects of any economic downturn on our business could continue for many years after the downturn is considered to have ended.

We may incur losses if asset values decline, including due to changes in interest rates and prepayment speeds.

We have a large portfolio of financial instruments, including loans and loan commitments, debt securities, and certain other assets and liabilities that we measure at fair value that are subject to valuation and impairment assessments. We determine these values based on applicable accounting guidance. For financial instruments measured at fair value, this requires us to base fair value on exit price and to maximize the use of observable inputs and minimize the use of unobservable inputs in fair value measurements. The fair values of financial instruments include adjustments for market liquidity, credit quality, and other transaction-specific factors, if appropriate. Gains or losses on these instruments can have a direct impact on our results of operations. Increases in interest rates or changes in spreads may adversely impact the fair value of loans or debt securities and, accordingly, for debt securities classified as available for sale, may adversely affect accumulated other comprehensive income and, thus, capital levels. These market factors also may adversely impact the value of debt securities we hold to meet regulatory liquidity requirements. Decreases in interest rates may increase prepayments of certain assets, and, therefore, may adversely affect net interest income.

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Technological changes, including online and mobile banking, have the potential of disrupting our business model, and we may have fewer resources than many competitors to invest in technological improvements.

The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services, including mobile and online banking services. Changes in customer behaviors have increased the need to offer these options to our customers. In addition to serving clients better, the effective use of technology may increase efficiency and may enable financial institutions to reduce costs. Our future success will depend, in part, on our ability to invest in and use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. We may need to make significant additional capital investments in technology in the future, and we may not be able to effectively implement new technology-driven products and services in a timely manner in response to changes in customer behaviors, thus adversely impacting our operations. Many of our competitors have substantially greater resources to invest in technological improvements and banking regulators may permit emerging technology companies to engage in activities previously reserved to traditional commercial banks. Such competition could adversely affect our performance and results of operations.

Changes in accounting standards may affect our performance.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, there are changes in the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and statements of operations. Future changes in financial accounting and reporting standards could require us to apply a new or revised standard retroactively, which could result in a material adverse effect on our financial condition or could even require us to restate prior period financial statements.

We may be required to make payments to lenders on behalf of our subsidiaries.

The Company has entered into credit enhancement arrangements pursuant to which it guarantees certain borrowings of its financing subsidiary from third-party lenders, including one of the Company’s directors. Under these arrangements, the Company has, and may in the future, on a loan-by-loan basis, guarantee the repayment of amounts borrowed by our non-bank subsidiaries. The guarantees are intended to enhance the subsidiaries’ ability to obtain financing and generally remain in effect until the underlying borrowings are repaid. If the financing subsidiary fails to perform under the terms of the underlying borrowing arrangements, the Company may be required to make payments to lenders for amounts outstanding under such borrowings. The maximum potential amount of future payments under these guarantees represents the contractual amounts of the underlying borrowings subject to the guarantees and is not reduced by amounts that may be recoverable under indemnification or recourse arrangements. The Company has entered into agreements pursuant to which the financing subsidiaries are required to reimburse the Company for any amounts paid under the guarantees, including applicable interest and associated costs. While such arrangements provide for reimbursement, they do not relieve the Company of its primary obligation under the guarantees and may be uncollectible if the subsidiaries do not have adequate assets or income. If the Company is required to make payments under these arrangements, the Company may not have adequate resources to make required interest or principal payments on the Notes.

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We face risks related to our operational, technological, and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other financial institutions, our operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons, and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems, which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems.

If you do not validly tender your Old Notes, you will continue to hold unregistered Old Notes, and your ability to transfer Old Notes will be limited.

We will only issue New Notes in exchange for Old Notes that you timely and validly tender in accordance with the terms of the exchange offer. Accordingly, you should carefully follow the instructions on how to tender your Old Notes, you should allow sufficient time to ensure timely delivery of the Old Notes. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty to give or incur any liability for failure to give such notification. See “The Exchange Offer—Procedures for Tendering Old Notes.” If you are the beneficial holder of Old Notes that are held through a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the global notes for the Old Notes. The restrictions on transfer of the Old Notes arose because we issued the Old Notes in a private placement exempt from the registration requirements under the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

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The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in liquidity.

For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

Our board of directors has not made a recommendation as to whether you should tender your Old Notes in exchange for New Notes in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to holders of our Old Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for New Notes pursuant to the exchange offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of these exchange offer, or preparing a report or making any recommendation concerning the fairness of these exchange offer. Therefore, if you tender your Old Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Old Notes must make their own independent decisions regarding their participation in the exchange offer.

The exchange offer may be cancelled or delayed.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or waiver of the conditions. We may, at our option and in our sole discretion, waive any such conditions. Even if the exchange offer is completed, the exchange offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of the Old Notes will not be able to effect transfers of their Old Notes tendered for exchange.

The liquidity of any trading market that currently exists for the Old Notes may be adversely affected by the exchange offer, and holders who fail to participate in the exchange offer may find it more difficult to sell their Old Notes after the exchange offer is completed.

To the extent tenders of Old Notes for exchange in the exchange offer are accepted by us and the exchange offer is completed, the trading market for the Old Notes that remain outstanding following the completion of the exchange offer may be significantly more limited. The remaining Old Notes may command lower prices than comparable issues of securities with greater market liquidity and, if they currently qualify for inclusion in certain indices, may no longer qualify for inclusion. Reduced market values and reduced liquidity may also make the trading prices of the remaining Old Notes more volatile. As a result, the market prices for the Old Notes that remain outstanding after the completion of the exchange offer may be adversely affected as a result of the exchange offer.

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Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell, or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

The notes are unsecured, subordinated obligations of the Company, and rank junior in right of payment to all of the Company’s current and future senior indebtedness, as described under “Description of the New Notes—Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness are entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including OptimumBank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

Because of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

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The notes are obligations only of the Company, and not obligations of OptimumBank or any other subsidiary, and will be structurally subordinated to all liabilities of OptimumBank and our other subsidiaries.

The notes are obligations of the Company and are not obligations of, nor guaranteed by, OptimumBank or any other subsidiary. The rights of the Company and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of OptimumBank or any subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of OptimumBank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of OptimumBank, including depositors of OptimumBank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of OptimumBank and our subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

The indenture includes only limited covenants and does not restrict our ability to incur additional debt

The indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, indenture does not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The indenture does not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the indenture does not limit the amount of additional indebtedness the Company, OptimumBank or any of our other subsidiaries may incur or the amount of other obligations that the Company or OptimumBank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

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We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes.

Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including senior indebtedness or other obligations ranking senior to or equally with the notes. We expect that we and our subsidiaries will incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the notes, including the following:

●	making it more difficult for us to satisfy our obligations with respect to our debt, including the notes;

●	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

●	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage relative to our competitors that have less debt;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

●	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our existing debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether, if this were to occur, we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

We have the right to redeem the notes prior to maturity. We may redeem the notes at a time when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the notes.

Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Act (created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

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If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the Subordinated Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

Our access to funds from OptimumBank and other subsidiaries may become limited, thereby restricting our ability to make payments on our obligations.

The Company is a separate and distinct legal entity from OptimumBank and our other subsidiaries. Our principal sources of funds to make payments on the notes and our other obligations are dividends, distributions and other payments from OptimumBank.

Federal and state banking regulations limit dividends from OptimumBank to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net income for specified periods. Federal bank regulatory agencies also have the authority to prohibit OptimumBank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of OptimumBank, could be deemed an unsafe or unsound practice.

Dividend payments from OptimumBank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if OptimumBank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, OptimumBank is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Moreover, loans and extensions of credit by OptimumBank to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our subsidiaries, including OptimumBank, in an amount sufficient to pay interest on or principal of the notes.

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We may not be able to generate sufficient cash to service all of our debt, including the notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of our operating subsidiaries, primarily OptimumBank. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from OptimumBank and required capital levels with respect to OptimumBank and certain of our nonbank subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to OptimumBank and commit resources to its support, including the guarantee of its capital plans if it becomes undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the notes at the maturity of the notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of OptimumBank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or OptimumBank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the notes, or in the performance of any of our other obligations under the notes or the indenture. Our regulators can, in the event we or OptimumBank become subject to an enforcement action, prohibit OptimumBank from paying dividends to us, and prevent payment of interest or principal on the notes and any dividends on our capital stock, but such limits will not permit acceleration of the notes.

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The amount of interest payable on the notes will vary beginning September 1, 2031, and interest after that date may be less than the initial fixed annual rate of 7.50% in effect until then.

From and including August 19, 2026 to, but excluding September 1, 2031, the New Notes will bear interest at a rate of 7.50% per annum, payable semi-annually in arrears on March 1 and September 1 each year. Thereafter, the notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), plus 340 basis points, subject to the provisions under “Description of the New Notes—Principal, Maturity and Interest.” The per annum interest rate that is determined at the Reference Time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate, or SOFR, when we refer to SOFR-linked notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is calculated and published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement, or repo, transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation, or FICC, a subsidiary of the DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

SOFR was selected as the preferred overnight reference rate for U.S. Dollar financial contracts by the Alternative Reference Rates Committee (the “ARRC”). On July 29, 2021, the ARRC formally recommended the use of the CME Group’s forward-looking SOFR term rates. The CME Term SOFR reference rates provide forward-looking term rate estimates derived from SOFR, calculated and published for One-Month, Three-Month, Six-Month and Twelve-Month tenors (referred to as Term SOFR).

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The benchmark rate applicable to the notes during the floating rate period commencing on September 1, 2031 is expected to be the then-current Three-Month Term SOFR, plus 340 basis points. Although the Three-Month Term SOFR is linked to SOFR, the Three-Month Term SOFR is calculated by the CME Group and not the FRBNY using transaction data from thirteen consecutive SR1 futures (1-month CME SOFR futures contracts) and five SR3 futures (3-month CME SOFR futures contracts). The Three-Month SOFR is underpinned by SR3 contracts with additional volumes from SR1 helping where available, as SR3 are the replacement contracts for Eurodollar futures. A set of volume weighted average prices (VWAP) are calculated using transaction prices observed during several observation intervals throughout the trading day. These are then used in a projection model to determine Term SOFR reference rates, including the Three-Month Term SOFR.

Term SOFR and SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR and Term SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Term SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in the calculation of Term SOFR could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.

Because Term SOFR and SOFR are calculated based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that Term SOFR and SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Term SOFR-linked notes. If the manner in which Term SOFR or SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the Term SOFR-linked notes, which may adversely affect the trading prices of the Term SOFR-linked notes. Further, if the Benchmark rate on the Term SOFR-linked notes during the Floating Rate Period for any interest period declines to zero or becomes negative, then interest will only accrue on the Term SOFR linked notes at a rate equal to the spread of 340 basis points per annum with respect to that interest period. There is no assurance that changes in Term SOFR could not have a material adverse effect on the yield on, value of and market for the Term SOFR-linked notes.

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The interest rate for the notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the notes, the interest rate on the notes for each interest period during the applicable floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on its limited historical performance. The level of SOFR during the applicable floating rate period for the notes may bear little or no relation to historical actual or indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the FRBNY, such analysis inherently involves assumptions, estimates and approximations, and hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. The future performance of SOFR is therefore impossible to predict, and no future performance of SOFR may be inferred from any of the historical actual or indicative data. Changes in the levels of SOFR will affect the interest rate of the notes during the applicable floating rate period and accordingly will affect the return on the notes and the market price of the notes, but it is impossible to predict whether such levels will rise or fall.

Under the terms of the notes, we are expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes, which are defined in the terms of the indenture as “Three-Month Term SOFR Conventions.” Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months Further, the ISDA Fallback Rate, which is another Benchmark Replacement, may change over time.

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The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.

Under the benchmark transition provisions of the notes, if Three-Month SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body, (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the indenture as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the floating rate period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

Because the notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), to the extent that such approval is then required under applicable laws or regulations, including capital regulations, we may redeem the notes at our option (i) in whole or in part beginning with the interest payment date of September 1, 2031 and on any interest payment date thereafter. In addition, at any time at which any notes remain outstanding, subject to the prior approval of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), to the extent that such approval is then required under applicable laws or regulations, including capital regulations, we may redeem the notes in whole but not in part upon the occurrence of (i) a “Tier 2 Capital Event,” (ii) a “Tax Event” or (iii) an “Investment Company Event”. In the event that we redeem the notes, holders of the notes will receive only the principal amount of the notes plus any accrued and unpaid interest to, but excluding, such redemption date. If any redemption occurs, holders of the notes will not have the opportunity to continue to accrue and be paid interest to the Maturity Date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. Investors should not expect us to redeem the notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the notes.

We will act as the initial calculation agent, and we may continue to serve as calculation agent during the floating rate period. The calculation agent will make certain determinations, decisions or elections with respect to the interest rate during the floating rate period. Any exercise of discretion by us under the terms of the notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the notes. Any determination by us, as the calculation agent, will be conclusive and binding absent manifest error.

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Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes.

The New Notes are a new issue of securities for which there is no established trading market, and we do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on a quotation system following registration of the New Notes pursuant to the terms of the registration rights agreement. In addition, the liquidity of any trading market for the New Notes, if any, will depend upon, among other things, the number of holders of the New Notes, our performance and prospects, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors. As a result, we cannot provide you with any assurance regarding whether a trading market for the New Notes will develop or the ability of holders of the New Notes to sell their New Notes.

The market value of the New Notes may be less than the principal amount of the New Notes.

If a market develops for the New Notes, the prices at which holders may be able to sell their New Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the New Notes; the time remaining to maturity of the New Notes; the ranking of the New Notes; the aggregate amount outstanding of the New Notes; any redemption or repayment features of the New Notes; any changes in the ratings on the New Notes provided by any rating agency; the prevailing interest rates being paid by other companies similar to us; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities, if any, with respect to the New Notes; and the operating performance of OptimumBank. Often, the only way to liquidate your investment in the New Notes prior to maturity will be to sell the New Notes. At that time, there may be a very illiquid market for the New Notes or no market at all.

Our credit ratings may not reflect all risks of an investment in the New Notes, and changes in our credit ratings may adversely affect your investment in the New Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the New Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the rating agencies by us and information obtained by the rating agencies from other sources, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

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The credit ratings assigned to the New Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the New Notes. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit access to the capital markets. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Any real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the New Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed in an investment in the New Notes and the suitability of investing in the New Notes in light of your particular circumstances.

The New Notes will not be obligations of, or insured or guaranteed by, the FDIC, any other governmental agency or any of our subsidiaries and will be structurally subordinated to all liabilities of our subsidiaries.

Your investment in the New Notes will not be a bank deposit and would not be insured or guaranteed by the FDIC, any other government agency, any public or private insurer or any of our subsidiaries. The New Notes are not savings accounts, deposits or other obligations of, nor guaranteed by, any of our subsidiaries. The New Notes will be structurally subordinated to all existing and future indebtedness and other liabilities and obligations of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of OptimumBank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the New Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to the debt held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the New Notes. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

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Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any broker-dealer who holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and who receives New Notes in exchange for such Old Notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their New Notes.

There can be no assurance that the New Notes will qualify for the tax treatment for which the Company intends the New Notes to qualify.

Although the Company intends for the New Notes to qualify for tax treatment that is favorable to the Company, the Company has not sought advice from its accountants, nor has it sought a ruling from the U.S. Internal Revenue Service (“IRS”), as to the federal income tax consequences of issuing the New Notes. There can be no assurance that upon future review, the Company’s accountants will determine that the New Notes do not qualify for the intended tax treatment. Similarly, there can be no assurance that the IRS will not successfully challenge the intended tax treatment of the New Notes. If at any time within the first five years after the issue date, the interest payable by the Company on the New Notes is not, or will not be, deductible by the Company, in whole or in part, for federal income tax purposes, we may redeem the New Notes in whole, but not in part, and without premium or penalty.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes, we will receive an equal principal amount of the Old Notes. We will cancel all of the Old Notes that are tendered and accepted for exchange. Accordingly, no additional debt will result from the exchange offer. We have agreed to bear all expenses of the exchange offer.

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THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on August 19, 2026, we entered into a registration rights agreement with the initial purchasers of the Old Notes. The registration rights agreement provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

●	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

●	the New Notes bear different CUSIP numbers from the Old Notes;

●	the New Notes generally will not be subject to transfer restrictions;

●	holders of the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

●	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes, and holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Any Old Notes that are not tendered and accepted for exchange in the exchange offer will remain outstanding, and interest on any such Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. The exchange offer is subject to the conditions set forth below under “The Exchange Offer—Conditions.” As a result of these conditions (which may be waived by us, in whole or in part, in our absolute discretion), we may not be required to exchange any of the Old Notes. In such case, or if any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged to the tendering holder after the expiration or termination of the exchange offer.

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If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus and the letter of transmittal, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Any outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer.

NEITHER WE NOR THE EXCHANGE AGENT NOR THE TRUSTEE ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT NOR THE TRUSTEE HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

We issued the Old Notes in a private placement exempt from the registration requirements under the Securities Act and applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement.

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

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Under the terms of the registration rights agreement, we agreed, among other things, to use commercially reasonable efforts to:

●	file a registration statement with the SEC under the Securities Act on or prior to the 90th day after August 19, 2026 with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act;

●	cause that registration statement to become effective no later than 150 days after August 19, 2026;

●	cause that registration to remain effective until the closing of the exchange offer; and

●	consummate the exchange offer no later than 45 days after the effective date of that registration statement.

We also agreed to commence the exchange offer promptly after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

We also agreed to issue and exchange New Notes for all Old Notes duly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We further agreed that under certain circumstances we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making the exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to the exchange offer and the related transactions, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, provided that:

●	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

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●	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

●	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

●	you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in and do not intend to engage in, nor is any such person engaged in or intending to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

●	you are not acting on behalf of any person who could not truthfully make these statements. To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also: (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who participates in, or intends to participate in, the exchange offer for the purpose of, or with a view to, distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

●	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

●	will not be able to tender Old Notes in the exchange offer; and

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●	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on October 30, 2026, or at such later date or time to which we may extend the exchange offer. We refer to such date, as it may be extended, as the expiration date. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

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Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

●	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

●	we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation by the staff of the SEC; or

●	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We reserve the absolute right to waive these conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration date, subject to applicable law. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act’). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “—Exchange Agent.”

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Certain of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender those Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must:

●	comply with DTC’s ATOP procedures described below; and

●	the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

The term “agent’s message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

Each agent’s message must include the following information:

●	name of the beneficial owner tendering such Old Notes;

●	account number of the beneficial owner tendering such Old Notes;

●	principal amount of Old Notes tendered by such beneficial owner; and

●	a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “Representations” below.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

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Certain of the Old Notes were issued in physical form to certain initial purchasers. Accordingly, such holders of Old Notes must physically tender their Old Notes for New Notes. Therefore, to tender Old Notes represented in physical form subject to the exchange offer and to obtain New Notes you must transmit to the exchange agent, at its address listed under “ Exchange Agent”, the following:

●	the physical Old Note;

●	a properly completed and duly executed letter of transmittal; and

●	all other documents required by the letter of transmittal.

The tender by a holder of Old Notes represented in physical form that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. You will be required to deliver the physical note and a letter of transmittal to the exchange agent and will be bound by the letter of transmittal terms.

There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the exchange offer.

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Representations

By tendering Old Notes, each holder is deemed to have represented to us all of the representations contained in the letter of transmittal, including that:

●	any New Notes that you receive will be acquired in the ordinary course of business;

●	you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

●	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);

●	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes; and

●	you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations and warranties.

Proper Execution and Delivery of Letter of Transmittal

Generally, an eligible institution must guarantee signatures on a letter of transmittal or notice of withdrawal unless:

●	you tender your Old Notes as the registered holder and the New Notes issued in exchange for your Old Notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the Old Notes; or

●	you tender your Old Notes for the account of an eligible institution.

For the purposes of this prospectus, an “eligible institution” means an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program).

If the letter of transmittal is signed by the holder(s) of Old Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If any of the Old Notes tendered are held by two or more holders, all such holders must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

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If Old Notes that are not tendered for exchange under the exchange offer are to be returned to a person other than the holder thereof, certificates for such Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any Old Notes listed therein, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, Old Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be properly tendered or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or will incur any liability for failure to give any such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Old Notes. Holders may contact the exchange agent for assistance with these matters.

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Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal for Old Notes represented by global certificates to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

●	specify the name of the tendering holder of Old Notes;

●	specify the principal amount of the Old Notes delivered for exchange;

●	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

●	include a statement that such holder is withdrawing its election to have such Old Notes exchanged.

For a withdrawal to be effective Old Notes represented by physical certificates you must comply with the appropriate procedures prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

●	specify the name of the tendering holder of Old Notes;

●	specify the principal amount of the Old Notes delivered for exchange; and

●	include a statement that such holder is withdrawing its election to have such Old Notes exchanged.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Exchange Agent

UMB Bank National Association, the trustee under the indenture, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

UMB Bank National Association (the “Exchange Agent”)

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By Registered or Certified Mail, Overnight Delivery:

UMB Bank, N.A.

Attention: James Henry / Corporate Trust

5555 San Felipe, Suite 870

Houston, Texas 77056

For Information Call: Tel. No.: (512) 582-5851

For Facsimile Transmission (for Eligible Institutions only): (214) 389-5949

Confirm by E-mail: james.henry@umb.com

We will pay the exchange agent reasonable and customary fees for its services (including attorneys’ fees) and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

●	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

●	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

●	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

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Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will be subject to the restrictions on transfer described in the Old Notes.

Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

●	to us or to any of our subsidiaries;

●	under a registration statement which has been declared effective under the Securities Act;

●	for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

●	under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with our contractual obligations under the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

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In the event that:

●	the registration statement is not filed with the SEC on or prior to the 90th day after August 19, 2026;

●	the registration statement is not declared effective by the SEC on or prior to the 150th day after August 19, 2026;

●	the exchange offer is not consummated within 45 days following the effective date of the registration statement;

●	if required, a shelf registration statement is not filed with the SEC on or prior to (A) the 180th day following August 19, 2026 or (B) the 60th day after the obligation to file a shelf registration statement with the SEC arises, whichever is later;

●	if required, a shelf registration statement is not effective on or prior to (A) the 225th day following August 19, 2026 or (B) the 105th day after an obligation to file with the SEC a shelf registration statement arises, whichever is later;

●	a shelf registration statement is effective with the SEC but such shelf registration statement ceases to be effective or such shelf registration statement or the prospectus included therein ceases to be usable in connection with resales of the registrable securities for any act or omission of the Company and (A) the aggregate number of days in any consecutive 365-day period for which the shelf registration statement or such prospectus shall not be effective or usable exceeds 120 days, (B) the shelf registration statement or such prospectus shall not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (C) the shelf registration statement or such prospectus shall not be effective or usable for a period of more than 60 consecutive days; or

●	the registration statement is effective with the SEC but, if the registration statement is being used in connection with the resale of the New Notes, the registration statement ceases to be effective or the registration statement or the prospectus included therein ceases to be usable in connection with resales of New Notes due to any act or omission of the Company during the 180-day period following the last date on which exchanges are accepted and (A) the aggregate number of days in any consecutive 365-day period for which the registration statement or such prospectus shall not be effective or usable exceeds 120 days, (B) the registration statement or such prospectus shall not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (C) the registration statement or the prospectus shall not be effective or usable for a period of more than 60 consecutive days;

the interest rate on the Old Notes will be increased by 0.25% per annum immediately following the applicable date of such registration default and will increase by an additional 0.25% per annum immediately following each 60-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

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DESCRIPTION OF THE NEW NOTES

On August 19, 2026, we issued $35.0 million in aggregate principal amount of our 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036, which we refer to in this prospectus as the “Old Notes.” The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and were not registered under the Securities Act. The Old Notes were issued under an indenture dated August 19, 2026, between OptimumBank Holdings, Inc., as issuer, and UMB Bank National Association, as trustee, paying agent and registrar, which we refer to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

●	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

●	the New Notes bear different CUSIP numbers from the Old Notes;

●	the New Notes generally will not be subject to transfer restrictions;

●	holders of the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

●	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

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The New Notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for the DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following provides a summary of certain terms of the indenture and the notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $35.0 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including August 19, 2026. The notes will mature and become payable, unless earlier redeemed, on September 1, 2036.

From and including August 19, 2026, to but excluding September 1, 2031 or any earlier redemption date, the notes will bear interest at a fixed annual rate equal to 7.50%, payable semi-annually in arrears on March 1 and September 1 of each year (each a “Fixed Interest Payment Date”), beginning on March 1, 2027, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

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From and including September 1, 2031, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the notes will bear interest at an annual floating rate, reset quarterly, equal to the Benchmark (which is expected to be Three-Month Term SOFR), plus a spread of 340 basis points; provided, however, that in the event the Three-Month Term SOFR (or other such Benchmark) is less than zero, Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. A “Floating Rate Interest Period” means the period from, and including, each Floating Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, September 1, 2031 to, but excluding, the next succeeding Floating Interest Payment Date. During the Floating Rate Period, interest on the notes will be payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each a “Floating Interest Payment Date” and, together with any Fixed Interest Payment Date, an “Interest Payment Date”), and interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purpose of calculating the interest on the notes for each interest period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. See “—calculation agent.” All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. We will act as the initial calculation agent.

The following definitions apply to the following discussion of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time for any Floating Rate Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Period and any subsequent Floating Rate Periods.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the original Issue Date of the notes to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Reference Time” with respect to any determination of a Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

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“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administration), on the Federal Reserve Bank of New York’s website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the calculation agent shall promptly provide notice of such determination to the holders and the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the notes for each interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the notes for each interest period during the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement plus 340 basis points.

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Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the notes will be binding and conclusive on holders of the notes, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the New Notes upon request and will be provided to the trustee.

Any payment of principal of or interest on the notes that would otherwise become due and payable on a day which is not a business day will become due and payable on the next succeeding business day, with the same force and effect as if made on the date for payment of such principal or interest (unless, with respect to a Floating Interest Payment Date, such day falls in the next calendar month, in which case the Floating Interest Payment Date will instead be the immediately preceding day that is a business day, and interest will accrue to the Floating Interest Payment Date as so adjusted), and no interest will accrue in respect of such payment for the period after such day.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the New Notes are outstanding, then the calculation agent shall promptly provide notice of such determination to the trustee and the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with the benchmark transition provisions.

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable Interest Payment Date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the offices of the trustee located at UMB Bank National Association, 5555 San Felipe, Suite 870, Houston, Texas 77056; except that payment of interest may be made at our option by check mailed to the holder of record as shown on the security register or by wire transfer to an account appropriately designated by the person entitled to payment.

The term “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Florida or the Borough of Manhattan, New York, New York are authorized or obligated by law, regulation or executive order to close.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

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Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) the sum of (i) Compounded SOFR and the (ii) Benchmark Replacement Adjustment;

(2) the sum of: (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

(3) the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or

(4) the sum of: (i) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (ii) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a), (b), (c) or (d) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

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(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent or the Company decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination.

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, the calculation agent or the Company determines that the use of a forward-looking rate for a tenor of three months is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 340 basis points per annum.

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“Corresponding Tenor” means (i) with respect to Three-Month Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2016 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “Principal, Maturity and Interest.”

Subordination

As of June 30, 2026, we had consolidated total assets of $1.40 billion, total gross loans outstanding of $1.22 billion, total deposits of $1.21 billion and total stockholders’ equity of $134.38 million.

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all senior indebtedness. As of June 30, 2026, the Bank had, in the aggregate, outstanding deposits of approximately $1.21 billion.

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As of June 30, 2026, the Company had no other indebtedness, excluding, $25 million Federal Home Loan Bank advances and $14 million in other borrowings.

The term “Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not senior indebtedness. Senior indebtedness includes, without limitation, (a) the principle (and premium, if any) of and interest in respect of indebtedness of the Company for borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses; (b) all capital lease obligations of the Company; (c) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable under the ordinary course of business; (d) all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions; (e) all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; (g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and (h) any deferrals, renewals or extensions of any obligations of the type referred to in clauses (a) through (g) above.

Notwithstanding the foregoing, senior indebtedness does not include: (a) the notes; (b) trade accounts payable arising in the ordinary course of business; or (c) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the notes.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

●	we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

●	a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period, or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

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Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, premium, if any, and interest due on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of OptimumBank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the notes, we will need to rely primarily on dividends paid to us by OptimumBank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by OptimumBank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict OptimumBank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of OptimumBank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of OptimumBank, including its depositors, except to the extent that we may be a creditor with recognized claims against OptimumBank.

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Redemption

We may, at our option, on any Interest Payment Date on or after September 1, 2031, redeem the notes, in whole or in part, without premium or penalty. In addition, at our option, we may redeem the notes in whole but not in part, at any time upon the occurrence of:

●	a “Tier 2 Capital Event,” which means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is a material risk that the Subordinated Note no longer qualifies, or within 90 days of the date of such legal opinion will not qualify, as Tier 2 Capital (or its then equivalent), as a result of a change in law or regulation, or interpretation or application thereof, by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of the notes;

●	a “Tax Event,” which means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the notes is not, or within 90 days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

●	an “Investment Company Event,” which means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is a material risk that the Company is or, within 90 days after the receipt of such opinion, will be required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

If all or any portion of the notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the maturity date of the notes, we will immediately notify the trustee and the holders, and thereafter we and the holders will work together in good faith, subject to the terms of the notes, to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the notes to qualify as Tier 2 Capital, and we will request, subject to the terms of the notes, that the trustee execute and deliver all agreements as reasonably necessary in order to effect any restructuring agreed to by us and the holders; provided, however, that the foregoing shall not limit our right to redeem the notes pursuant to the terms of the notes and the indenture, including upon the occurrence of a Tier 2 Capital Event.

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Any redemption of the notes will be subject to prior approval of the Federal Reserve (or its designee) or any successor agency, or any bank regulatory agency, to the extent such approval is then required by law, regulation or policy. Any redemption of the notes will be at a redemption price equal to 100% the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof not previously called for redemption to be redeemed on a pro rata basis.

If the notes are represented by global notes held by DTC and such redemption is processed through DTC, such redemption will be made on a “Pro Rata Pass Through Distribution of Principal” basis in accordance with the procedures of DTC.

Notices of redemption will be mailed by registered or certified mail (return receipt requested), email or overnight air courier guaranteeing next day delivery, not less than 10 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption. The notes are not subject to redemption at the option of the holders thereof.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes are not entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for any of our or our subsidiaries’ equity securities, other securities or assets.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

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Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

●	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a “clearing agency” registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days;

●	we determine that the notes are no longer to be represented by global notes and so notifies the trustee in writing; or

●	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

●	you cannot get notes registered in your name if they are represented by the global note;

●	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

●	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

●	all payments on the global note will be made to DTC or its nominee.

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The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (referred to as “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, societe anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

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Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants limiting or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed any financial ratios, as a general matter, to not incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us or our subsidiaries from or limiting our or our subsidiaries’ right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions, redemptions, purchases, acquisitions or liquidation payments with respect to our capital stock and repayments, repurchases or redemptions of any debt securities that rank equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

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Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

●	the entry of a court decree or order for relief in respect of us by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

●	the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by us to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

●	the appointment by a competent government agency having primary regulatory authority over any Major Constituent Bank, as defined in the Indenture, under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a receiver of any such Major Constituent Bank, or the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank;

●	our failure to make payment of any installment of interest on the notes as and when due and payable, which continues for a period of 30 days;

●	our failure to make payment of all or any part of the principal of the notes as and when due and payable under the indenture;

●	our liquidation, or the liquidation of any of our subsidiaries;

●	our failure to perform any other of our or its obligations under the notes or the indenture, which continues for a period of 30 days after written notice is given as provided for in the indenture; and

●	the default by us, under any of our other indebtedness having an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

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If an event of default with respect to the notes occurs due to a bankruptcy event described in the first three bullets above, the principal of the notes and all accrued and unpaid interest, if any, thereon will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event described in the first three bullets above, neither the trustee nor any holder may accelerate the maturity of the notes and make the principal of, and any accrued and unpaid interest on, the notes immediately due and payable.

Under the indenture, if we fail to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand, for the benefit of the holders of the notes, that the Company pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable with respect to the notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to the notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by the notes.

Any rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “Description of the New Notes—Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

●	to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

●	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

●	to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

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●	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

●	to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or that may be inconsistent with any other provision thereof;

●	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

●	to include additional events of default;

●	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

●	to provide for the issuance of the New Notes in connection with the exchange offer;

●	to conform any provision of the indenture to the requirements of the Trust Indenture Act; and

●	to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture, without the consent of the holder of each outstanding note affected thereby, will:

●	reduce the rate of, or change the time for payment of, interest on any note;

●	reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

●	make any note payable in money other than U.S. dollars;

●	make any change in provisions of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

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●	reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture; or

●	modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

●	either: (a) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (b) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause (b)(i), (b)(ii) or (b)(iii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

●	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes; and

●	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

●	the rights of the holders of such notes to receive, solely from the trust fund established in accordance with the indenture and described below, payments in respect of the principal of and interest, if any, on such notes when payments are due;

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●	our obligations and the obligations of the trustee with respect to such notes under the indenture concerning registration of notes, mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

●	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

●	the defeasance provisions and the application of trust money provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

●	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (i) U.S. dollars, (ii) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money, or (iii) a combination thereof, in each case in an amount sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

●	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

●	no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes, will have occurred and be continuing on the date of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

●	in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

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●	in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

●	we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied;

●	we will have given the trustee irrevocable instructions to redeem the notes and provide notice of redemption to holders; and

●	the trustee will have received such other documents, assurances, and opinions of counsel as reasonably required.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Calculation Agent

We will appoint the Company or another entity to act as calculation agent for the notes prior to the commencement of the Floating Rate Period. We will keep a record of such appointment at our principal offices, which will be available to any holder of the notes upon request. We will act as the initial calculation agent.

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

●	will be conclusive and binding on the holders of the notes and the trustee absent manifest error;

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●	if made by us as calculation agent, will be made in our sole discretion;

●	if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

●	notwithstanding anything to the contrary in the indenture, shall become effective without consent from the holders of the notes, the trustee or any other party.

The Trustee

UMB Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers or Directors

No past, present or future shareholder, director, officer or employee, as such, of the Company or any of our predecessors or successors, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such shareholder, director, officer or employee. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the exchange of the outstanding Old Notes for the New Notes pursuant to the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable existing and proposed U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, in each case as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax considerations of the exchange of the Old Notes for the New Notes.

This discussion is limited to U.S. federal income tax considerations applicable to holders that purchased their Old Notes from us in the initial offering at the initial offering price for cash and who held such Old Notes, and will now hold the New Notes, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not purport to address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or status, nor does it discuss the U.S. federal income tax considerations to certain types of holders subject to special treatment under the U.S. federal income tax laws, including without limitation, banks, insurance companies, thrifts, other financial institutions, mutual funds, grantor trusts, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers, dealers or traders in securities, commodities or currencies, United States expatriates, corporations treated as “personal holding companies,” subchapter S corporations, controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle or conversion transaction or as part of a “synthetic security,” other integrated transactions or risk reduction transaction, persons deemed to sell the Old Notes under the constructive sale provisions of the Code, an accrual method taxpayer who is required to recognize income for United States federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities. Moreover, this discussion does not address the effect of any alternative minimum tax, the Medicare tax on investment income, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes).

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If a partnership (or other entity classified as a partnership for United States federal income tax purposes) holds Old Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Old Notes should consult their own tax advisors regarding the tax considerations to them of exchanging Old Notes for New Notes in light of their own circumstances.

We believe that the exchange of the Old Notes for the New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. A holder will not recognize gain or loss upon receipt of a New Note in exchange for an Old Note. The holding period of a New Note will include the holding period of the Old Note exchanged for such New Note, and the initial tax basis of a New Note will be the same as the adjusted tax basis in the exchanged the Old Note immediately before the exchange.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax considerations of exchanging the Old Notes for the New Notes pursuant to the exchange offer, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for 180-days following the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of the original issuance of the New Notes, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days following the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer and to indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Igler and Pearlman, P.A., Tallahassee, Florida.

EXPERTS

Our consolidated financial statements appearing in our 2025 Form 10-K have been audited by Hacker, Johnson & Smith P.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC registering the offering and issuance of the New Notes. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the New Notes that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the New Notes.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is www.sec.gov.

We make available, free of charge, on our website at www.optimumbank.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site, other than documents we file with the SEC that are incorporated by reference into this prospectus.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings, including subsequent filings, is deemed “furnished” but not “filed” in accordance with SEC rules:

●	our Annual Report on Form 10-K for the fiscal year ended December 31 2025, filed on February 26, 2026;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 filed on May 12, 2026, and June 30, 2026, filed on August 10, 2026;

●	our Current Reports on Form 8-K, filed on April 24, 2026, May 4, 2026, May 5, 2026, July 24, 2026, August 13, 2026, and August 19, 2026 (other than the information furnished pursuant to Item 7.01 and Exhibits 99.1 and 99.2 thereto);

●	our Definitive Proxy Statement on Schedule 14A, filed on March 26, 2026;

●	the description of our securities, which is contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 26, 2026, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.

We are also incorporating by reference in this prospectus all other documents (other than information furnished on Current Reports on Form 8-K under Item 2.02 or 7.01 and exhibits filed with such reports that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and (2) on or after the date of this prospectus and prior to the termination or completion of the offering of New Notes under this prospectus.

We will provide to each person to whom this prospectus is delivered, upon written or oral request, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or any accompanying prospectus supplement. Requests should be directed to:

OptimumBank Holdings, Inc.

2929 East Commercial Boulevard, Suite 303

Ft. Lauderdale, Florida 33308

(954) 900-2800

Attention: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide information other than that provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

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$35,000,000

OPTIMUMBANK HOLDINGS, INC.

Offer to exchange

Up to $35,000,000 aggregate principal amount of

7.50% Fixed-to-Floating Rate Subordinated Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding unregistered

7.50% Fixed-to-Floating Rate Subordinated Notes due 2036

PROSPECTUS

The Exchange Agent for the Exchange Offer is:

UMB Bank National Association

For any questions regarding the letter of transmittal or for any additional information, you may contact the Exchange Agent.

September 21, 2026

Requests for additional copies of this prospectus may be directed to the Exchange Agent at the address or telephone number set forth in the letter of transmittal. Beneficial owners may also contact their custodian for assistance concerning the exchange offer.

Through and including October 16, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.